FOR IMMEDIATE RELEASE

December 20, 2012

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey…. December 20, 2012 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 615,305 square foot industrial building located at 12385 Crossroads Drive, Olive Branch, DeSota County, Mississippi, at a purchase price of $28,000,000.  The property is net-leased for 10 years to Milwaukee Electric Tool Corporation and is guaranteed by their parent company, Techtronic Industries Company Limited. The building is situated on approximately 39 acres. Monmouth financed this acquisition with $17.5 million in mortgage debt with an interest rate of 3.76%. This building is designed for LEED certification and is expandable by an additional 215,000 square feet.

 Michael P. Landy, COO, commented, “We are very pleased to announce the acquisition of this brand new, Class A distribution center built for the Milwaukee Electric Tool Corporation by Industrial Developments International (IDI). Milwaukee Tool, a manufacturer of high quality, heavy-duty electric power tools and accessories, represents an excellent new relationship for Monmouth. The company was founded in 1924 and has been in Olive Branch for over 20 years.”

“Olive Branch is situated near Memphis which represents one of the most strategic logistics hubs in the country containing FedEx’s World Hub, five Class I railroads, seven interstate and U.S. highways, and the nation’s fourth-largest inland port. This new acquisition further enhances Monmouth’s already strong presence in this important market.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust (REIT) specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio now consists of seventy-three industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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